Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-250082 on Form S-1 of our report dated September 18, 2020 (November 30, 2020 as to the effects of the reverse stock split described in Note 1), relating to the financial statements of C3.ai, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 7, 2020